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                                                                   EXHIBIT 99.44


May 23, 2001



                Closing Date Announced for DTE Energy/MCN Merger

                  DETROIT-- DTE Energy Company (NYSE:DTE) today announced that it has scheduled a May 31, 2001 closing date for its merger with MCN Energy Group (NYSE:MCN). Although a final order approving the merger has not yet been received from the Securities and Exchange Commission (SEC), as required under the Public Utility Holding Company Act of 1935, DTE Energy and MCN expect to receive the final SEC order prior to May 31.

                  If the SEC by May 31 does not approve the merger, DTE Energy and MCN will delay the closing date of the merger until the SEC issues an approval order. A delay would be announced on or before May 31 and a revised closing date would subsequently be announced.

                  Based on the May 31 closing date, 9 a.m., May 31 is the deadline for MCN shareholders to properly complete, sign and return all of the materials necessary to make an effective election with respect to their MCN common stock. If the exchange agent does not receive the proper materials before the election deadline, such shares will be treated as if no election were made with respect to them.

         Should a rescheduled closing date become necessary, it may be set on less than five days notice. As a result, MCN shareholders are urged to send in the necessary materials for an effective election with respect to their MCN common stock by May 31 to ensure that the exchange agent receives them prior to the election deadline.

                  For further information regarding the merger, or additional copies of the election materials, please call Morrow & Co., Inc., the information agent for the merger, toll free, at 1-800-607-0088.



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Members of the Media - For Further Information:

Lorie N. Kessler                                              Cheryl Conway
DTE Energy                                                    MCN Energy
(313) 235-8807                                                (313) 256-5504